Exhibit 4.2

MEWBOURNE ENERGY PARTNERS

07-A, L.P.

A Delaware limited partnership

Certificate Number	Number of Limited Partner Interests

T h i s    C e r t i f i e s    T h a t

is a Limited Partner of Mewbourne Energy Partners 07-A , L.P., a Delaware limited partnership (the "Partnership"), owning the number of Limited Partner Interests in the Partnership above specified, each Limited Partner Interest having an initial purchase price from the Partnership of Five Thousand Dollars ($5,000.00). Each Limited Partner Interest is subject to all of the terms and conditions of the Agreement of Partnership of the Partnership and entitled to all the rights and privileges stated therein. This Certificate is intended solely to provide in concise form certain information about the ownership of Limited Partner Interests in the Partnership. All rights, obligations and other attributes (including those relating to assignment and transfer) pertaining to the Limited Partner Interests described in this Certificate are set forth in and governed by the Agreement of Partnership of the Partnership, to which reference must be made for description of such rights, obligations and other attributes. This Certificate is not valid unless executed by an authorized officer of the Managing Partner of the Partnership.

MEWBOURNE ENERGY PARTNERS 07-A, L.P.

	By:	Mewbourne Development Corporation, Managing Partner

Dated:	By:
J. Roe Buckley, Treasurer

This Certificate and the Agreement of Partnership of the Partnership are your evidence of ownership of Limited Partner Interests, and both should be retained. This Certificate should be submitted to the Partnership in the event of any proposed change in ownership of your Limited Partner Interests.

For transfer purposes, please return this Certificate to Mewbourne Development Corporation, Investor Services Department, 3901 S. Broadway, Tyler, Texas 75701, (903) 561-2900.

For Value received, the undersigned hereby sells, assigns and transfers                                          of the Limited Partner Interests represented by this Certificate unto:

(Print Name of Transferee)

(Street Address of Transferee)

(City)	(State)	(Zip)

and does hereby irrevocably constitute and appoint the Managing Partner attorney to transfer the said Limited Partner Interests on the books of the Partnership with full power of substitution.

Subject to the terms of Section 8.1 of the Agreement of Partnership of the Partnership, the undersigned consents/does not consent to the above-named transferee's becoming a substituted Limited Partner in the Partnership.

Date:

(Signature* of Limited Partner Interest Holder or Authorized Representative)

(Signature* of Joint Limited Partner Interest Holder)

(Printed Name of Limited Partner Interest Holder)

(Printed Name of Joint Limited Partner Interest Holder)

Signed in presence of:
(Witness)

*	NOTE: Please sign your name exactly as it is shown on the Certificate. When Limited Partner Interests are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized corporate officer, and indicate corporate office held by person signing. If a partnership, please sign in partnership name by authorized person.